Exhibit 3.1.3

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF AMENDMENT

OF

OLD DOMINION FREIGHT LINE, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Old Dominion Freight Line, Inc. (the “Corporation”).

2.	The Corporation has adopted an amendment to Article II of its Amended and Restated Articles of Incorporation, restating Article II in its entirety as follows:

II.

The Corporation shall have the authority to issue Two Hundred Eighty Million (280,000,000) shares of Common Stock having a par value of Ten Cents ($0.10) per share.

3.	The foregoing amendment was adopted on May 20, 2020.

4.	The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by the holders of the Corporation’s common stock, the only group entitled to vote on the amendment, were:

Designation	Number of outstanding shares	Number of votes
Common Stock	79,189,143	79,189,143

(b)	The total number of undisputed votes cast for the amendment was:

Voting group	Total undisputed votes FOR
Holders of Common Stock	74,305,172

(c)	And the number cast for the amendment was sufficient for approval.

Executed in the name of the Corporation by:

/s/ Ross H. Parr	May 21, 2020
Signature	Date

Ross H. Parr	Senior Vice President – Legal Affairs, General Counsel and Secretary
Name	Title

0060493-4
Corporation’s SCC ID #